LOAN AGREEMENT

THIS AGREEMENT made the 13th day of July, 2001

AMONG:

BRADNER VENTURES LTD., Suite 1260 - 609 Granville Street, Vancouver, B.C. V7Y 1G5

(the "Lender")

OF THE FIRST PART

AND:

BESTSHOT.COM INC., c/o 700 - 1285 West Pender Street, Vancouver, B.C. V6E 4B1

(the "Company")

OF THE SECOND PART

AND:

BESTSHOT.COM CORP., 302 - 10301 108th Street, Edmonton, Alberta T5J 1L7

(the "Subsidiary")

OF THE THIRD PART

WHEREAS:

A. This Loan Agreement (the "Agreement") is entered into this date by and between the Lender, the Company and the Subsidiary; and

B. The purpose of this Agreement is to set out terms of the arrangement by which Lender agrees to loan up to $350,000 (the "Loan") to the Company and the Subsidiary. The purpose of the Loan is to provide the Company and the Subsidiary with needed working capital.

1. TERMS OF THE LOAN AND INTEREST

1.1 The Lender will lend to the Company and the Subsidiary, by way of several advances each to be evidenced by a promissory note, the principal amount ("Principal") of up to three hundred and fifty thousand dollars ($350,000) subject to the terms and conditions of this Agreement.

1.2 The Principal Loan or so much thereof as is outstanding from time to time will bear interest (the "Interest") at a rate of ten percent (10%) per annum. Interest on the Principal of the Loan will be calculated monthly in arrears, both before and after maturity, and will be payable on the Maturity Date (as defined herein).

1.3 All overdue and unpaid Interest, fees, costs and other amounts payable by the Company and the Subsidiary hereunder will bear Interest both before and after each of maturity, default and judgment at the rate specified herein.

1.4 Any and all payments by the Company and the Subsidiary hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, duties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes imposed on the Lender's income and by virtue of the Lender's operations) imposed by any governmental authority.

2. REPAYMENT

2.1 The Principal of the Loan together with any accrued but unpaid Interest will become due and payable to the Lender two years after the date of this Agreement (the "Maturity Date").

2.2 For value received, the Company and the Subsidiary, jointly and severally, promise to pay to the Lender on the Maturity Date the amount of the Principal which has been advanced hereunder and remains outstanding together with any accrued but unpaid Interest.

2.3 All payments made by the Company and the Subsidiary under the Loan will be applied firstly in payment of Interest accrued to the date of such payment and secondly in payment of the Principal which been advanced hereunder.

2.4 Notwithstanding the above the Company or the Subsidiary may repay any or all of the Principal and Interest then outstanding without penalty on giving five (5) days notice to the Lender, all subject to the provisions of this Agreement.

3. OTHER RIGHTS

3.1 Subject to and upon compliance with the provisions of this section 3 and in the circumstance of an Event of Default, the Lender shall have the right (the "Conversion Right"), to convert any or all of the Principal of the Loan together with any accrued but unpaid Interest into common shares of the Company (the "Shares") at a price of US$1.00 per Share (the "Conversion Price"). Alternatively, the Lender will have the right to require the Company and the Subsidiary to each execute an assignment of receivables and accounts and each of the Company and the Subsidiary hereby agree to execute such assignments immediately after being requested to do so by the Lender.

3.2 If the amount to be converted pursuant to paragraph 3.1 herein does not divide equally by the Conversion Price, no fractional Shares shall be issued and the Company shall deliver the difference to the Lender in lawful money of Canada.

3.3 In order to exercise the Conversion Right, the Lender shall provide to the office of the Company written notice signed by the Lender (the "Notice") stating that it has not assigned any of its right, title and interest under this Agreement and that it elects to convert all or a portion of the Principal of the Loan and any accrued but unpaid Interest. The Notice shall also state the amount to be converted and the name or names (with addresses) in which the certificate or certificates for Shares which shall be issuable on such conversion shall be issued.

3.4 As promptly as practicable after receipt by the Company of the Notice, the Company shall issue or cause to be issued and deliver or cause to be delivered to the Lender, or on its written order, certificate(s) in the name or names of the person or persons specified in such Notice for the number of Shares deliverable upon the conversion and provision shall be made in respect of any fractions as provided in paragraph 3.2 herein. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date the Company receives the Notice and at such time the person or persons in whose name or names any certificates for Shares shall be deliverable upon such conversion shall be deemed to have become the holder or holders of record of the Shares represented thereby.

3.5 In case the Company shall:

1. declare a dividend or make a distribution on its Shares in Shares;

2. subdivide its outstanding Shares into a greater number of Shares; or

3. consolidate its outstanding Shares into a smaller number of Shares,

(any such event being herein called a "Common Share Reorganization"), the Conversion Price thereafter shall be proportionately adjusted so that conversion of the Principal of the Loan and any accrued but unpaid Interest, or any part thereof, after such time shall be entitled to receive Shares of equal value to the Shares which it would have owned or been entitled to receive had the Loan been converted immediately prior to such Common Share Reorganization.

3.6 The Company shall at all times while this Agreement remains outstanding, reserve and keep available out of its authorized but unissued Shares, for the purpose of effecting any conversion pursuant to this section 3, such number of Shares as shall from time to time be sufficient to effect the conversion of all of the Principal of the Loan together with any accrued but unpaid Interest or such amount thereof as remains unconverted.

4. AFFIRMATIVE COVENANTS OF THE COMPANY AND THE SUBSIDIARY

4.1 At all times while any Principal or Interest on the Loan is outstanding, the Company and the Subsidiary will:

1. keep true records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles consistently applied throughout the period involved, and maintain adequate accounts and reserves for all taxes, including taxes on income and profits, all depreciation and amortization of his properties and assets and all such other reserves for contingencies as would normally be required in accordance with generally accepted accounting principles;

2. give to the Lender any information which it may reasonably require relating to the business of the Company and the Subsidiary and provide copies of the Company's consolidated annual financial statements certified by the Company's accountant within 90 days after the end of each fiscal year of the Company;

3. permit any representative of the Lender to examine the Company's and the Subsidiary's books, records, leases and other documents relating thereto and to enquire from time to time as to particulars of any of the foregoing, all at such times and so often as may reasonably be requested; and

4. forthwith upon request of the Lender execute and deliver to the Lender all such further and other mortgages, deeds, documents, matters, acts, things and insurances in law (collectively, the "Ancillary Items") for the purpose of record or otherwise which the Lender may reasonably require to perfect the intentions and provisions of this Agreement; provided that the Company and the Subsidiary will not be obligated to execute and deliver any Ancillary Items where the execution and delivery of such Ancillary Items would breach the terms and conditions of any lease of real property existing on the date hereof to which the Company or the Subsidiary is a party.

5. NEGATIVE COVENANTS OF THE COMPANY AND THE SUBSIDIARY

5.1 The Company and the Subsidiary covenant in favour of the Lender that the Company and/or the Subsidiary will not, without the prior written consent of the Lender, at any time while any amount of the Principal of or Interest on the Loan is outstanding, except for in the ordinary course of business:

1. create, incur, assume, guarantee, agree to purchase or provide funds in respect of or otherwise become liable with respect to indebtedness exceeding fifty thousand dollars ($50,000) of any type whatsoever owing to any person, firm or corporation except:

(a) indebtedness with respect to this Agreement and any security taken by the Lender hereunder,

(b) indebtedness for taxes, assessments and governmental charges and levies;

2. create, incur, assume or permit to exist any mortgage, lien, hypothec, charge, pledge or other encumbrance on any property or asset of the Company or the Subsidiary which exceeds fifty thousand dollars ($50,000) except:

(a) statutory liens for taxes, assessments or governmental charges or levies, and

(b) liens in respect of pledges or deposits in connection with surety, appeal and similar bonds incidental to the conduct of litigation, mechanics, labourers and materialmen and similar liens not then delinquent, and liens incidental to the conduct to the business of the Company and the Subsidiary which were not incurred in connection with the borrowing of money or obtaining of advances of credit, all of which liens permitted by this paragraph 5.1(2)(b) do not in the aggregate materially detract from the value of the properties or materially impair the use thereof in the operation of the business of the Company and the Subsidiary provided that adverse determination of any claims or liabilities, contingent or otherwise, secured thereby would not materially and adversely affect the Company's or the Subsidiary's financial position.

6. REPRESENTATIONS AND WARRANTIES

6.1 The Company and the Subsidiary jointly and severally warrant and represent to the Lender, with the intent that the Lender will rely thereon in entering into this Agreement and in advancing the Loan contemplated herein, that:

1. each of the Company and the Subsidiary has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and has the power, authority and capacity to conduct the business as now conducted by it;

2. each of the Company and the Subsidiary is duly incorporated, validly existing and in good standing under the laws of its incorporating jurisdiction;

3. each of the Company and the Subsidiary holds all licences and permits required for the conduct in the ordinary course of its business and for the uses to which its assets have been or may be put and all such licences and permits are in good standing in all material respects and the conduct and uses of the same by it is in compliance in all material respects with all laws, zoning and other bylaws, building and other restrictions, rules, regulations and ordinances applicable to it, its business or its assets;

4. in respect of each of Company and the Subsidiary, the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(a) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of its constating documents;

(b) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court , domestic or foreign, or governmental authority which it is subject or constitute or result in a default under any agreement, contract or commitment to which it is a party;

(c) give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to which it is a party;

(d) give to any government or governmental authority any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to it and which is necessary or desirable in connection with the conduct and operation of its business and the ownership, leasing or use of its assets; or

(e) constitute a default by it or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any Indebtedness of it which would give any person the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

5. in respect of each of the Company and the Subsidiary there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or threatened against or affecting it at law or in equity or before or by any court or federal, provincial, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and it is not a party to or threatened with any litigation;

6. in respect of each of the Company and the Subsidiary, it is not insolvent, nor have any insolvency proceedings been commenced against it; and

7. in respect of each of the Company and the Subsidiary, it holds clear title to all of its real, personal and intellectual property.

7. DEFAULT

7.1 The occurrence of one or more of the following events shall constitute an event of default (each an "Event of Default"), namely:

1. if the Company or the Subsidiary fails to make payment of the Principal of the Loan and any accrued but unpaid Interest or any part thereof as and when the same comes due and payable;

2. if any representation or warranty contained herein or otherwise made in writing to the Lender in connection with any of the transactions contemplated by this Agreement is found to be false or misleading or incorrect in any material respect on the date which it was made;

3. if the Company or the Subsidiary defaults in the performance of or compliance with any term, covenant or agreement contained in this Agreement and the default is not remedied within twenty (20) days after notice thereof has been given to the Company or the Subsidiary;

4. the entry of a decree or order for relief by a court having jurisdiction in respect of the Company or the Subsidiary in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar laws;

5. the commencement by the Company or the Subsidiary of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar laws;

6. the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or the Subsidiary or for any material part of the Company's or the Subsidiary's property;

7. the consent by the Company or the Subsidiary to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or the Subsidiary or for any material part of the Company's or the Subsidiary's property;

8. the issuance of an order for the winding up or liquidation of the affairs of the Company or the Subsidiary and the continuance of such decree, order or appointment unstayed and in effect for a period of sixty (60) consecutive days;

9. the making by the Company or the Subsidiary of an assignment for the benefit of its creditors;

10. the institution by or against the Company or the Subsidiary of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding-up of the affairs of the Company or the Subsidiary;

11. the threat by the Company or the Subsidiary of ceasing to carry on business or the Company or the Subsidiary ceasing to carry on business;

12. the entry of a decree or order or an effective resolution passed for winding-up the Company or the Subsidiary; or

13. if final judgment for the payment of an amount of money in excess of fifty thousand dollars ($50,000) is rendered against the Company or the Subsidiary and is not discharged or provision is made for the discharge in accordance with the terms thereof, or execution thereon is not stayed within 45 days of the entry of the judgment or such longer period during which execution has been stayed upon appeal therefrom or otherwise.

7.2 Upon the occurrence of any Event of Default, the entire amount of the Principal of the Loan and any accrued but unpaid Interest then outstanding shall immediately become due and payable.

7.3 The Lender's delay or failure to insist upon the strict performance of the Company's and the Subsidiary's obligations under this Agreement shall not be construed as a waiver of Lender's right to later require strict performance nor as a waiver of any of Lender's legal and equitable remedies.

8. PAYMENT ON MATURITY

8.1 On the Maturity Date, the Company and the Subsidiary will deliver the Principal of the Loan together with any accrued but unpaid Interest then outstanding to the Lender by wire transfer to Lender's nominated bank account or in cash or check delivered to the address of Lender.

9. NOTICES

9.1 Any notice, request, demand, claim, instruction, or other document to be given to any party pursuant to this Agreement shall be in writing delivered personally or sent by mail, registered or certified, postage fully prepaid, as follows:

If to Company or the Subsidiary, to the addresses set forth on the first page of this Agreement.

If to Lender, to the address set forth on the first page of this Agreement, with a copy to:

Clark, Wilson
800 - 885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Virgil Z. Hlus

9.2 Any party may give any notice, request, demand, claim, instruction, or other document under this section using any other means (including expedited courier, messenger service, telecopy, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, instruction, or other document shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change its address for purposes of this section by giving notice of the change of address to the other party in the manner provided in this section.

10. TERMINATION

10.1 This Agreement may, by written notice, be terminated as follows:

(a) by either the Company, the Subsidiary or the Lender if a material breach of any provision of this Agreement has been committed by any other party and such breach has not been waived; or

(b) by mutual written consent of the Company, the Subsidiary and Lender.

10.2 Each party's right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by any other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. For greater certainty, termination of this Agreement does not release the Company or the Subsidiary from its obligations hereunder in respect of any Principal of the Loan and any accrued but unpaid Interest then outstanding.

11. INDEMNIFICATION

11.1 All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Agreement. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2 The Company, the Subsidiary and the Lender mutually agree to indemnify and hold each other harmless along with their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with any breach of any representation, warrant, covenant or obligation made by the other party in this Agreement.

12. GENERAL PROVISIONS

12.1 The parties agree to furnish upon request to each other such further information, and to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

12.2 The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.3 This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.4 Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.5 If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.6 The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.7 With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.8 This Agreement will be governed by the laws of the Province of British Columbia.

12.9 This Agreement may be signed in as many counterparts is as necessary and all signatures so executed shall constitute one Agreement, binding on all Parties as if each was a signatory on the original.

12.10 Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of Canada.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BRADNER VENTURES LTD.

Per: /s/ Ron Schmitz
Authorized Signatory

BESTSHOT.COM INC.

Per: /s/ John Davis
Authorized Signatory

BESTSHOT.COM CORP.

Per: /s/ John Davis
Authorized Signatory